Exhibit 99

               Symbion, Inc. Announces First Quarter 2007 Results

     NASHVILLE, Tenn.--(BUSINESS WIRE)--April 25, 2007--Symbion, Inc. (NASDAQ:SMBI), an owner and operator of short stay surgical facilities, announced today results for the first quarter ended March 31, 2007.

     For the first quarter ended March 31, 2007, revenues increased 14% to $77.2 million compared with $67.5 million for the first quarter ended March 31, 2006. Net income for the first quarter of 2007 decreased to $4.0 million compared with $4.6 million for the first quarter of 2006. During 2006, two facilities were reclassified as discontinued operations and during the first quarter of 2007, four additional facilities were reclassified. Previously issued results have been reclassified to present the six facilities as discontinued operations. The effective tax rate for the first quarter of 2007 was 39% compared with 38.5% for the first quarter of 2006. Income per diluted share from continuing operations for the first quarter of 2007 and 2006 was $0.20. Earnings per diluted share for the first quarter of 2006 reflects a gain of $0.01 per diluted share related to a litigation settlement and insurance proceeds related to the hurricanes that affected the Company during the third quarter of 2005. EBITDA increased 3% to $12.3 million for the first quarter of 2007 compared with $12.0 million for the first quarter of 2006. Same store net patient service revenues for the first quarter of 2007 increased 3% compared with the same period in 2006. At March 31, 2007, the Company's outstanding indebtedness was $133.3 million with a ratio of debt to total capitalization of 31%.

     The Company announced on April 24, 2007, that it had entered into a merger agreement (the "Merger Agreement") with a newly formed subsidiary of Crestview Partners, L.P., a New York-based private equity firm. Under the terms of the Merger Agreement, holders of Symbion common stock will receive $22.35 per share in cash for their shares. The transaction is valued at approximately $637 million, including the assumption of debt obligations of approximately $140 million. The transaction is expected to close in the third quarter of 2007, subject to satisfaction of the closing conditions set forth in the Merger Agreement.

     The Company also announced that, given the pending transaction, it would not be hosting a conference call for its first quarter earnings release on Thursday, April 26, 2007, as had been previously announced. The Company is also withdrawing its previously issued guidance for 2007 due to the pending transaction.

     Additional Information and Where to Find It

     In connection with the proposed merger, Symbion will prepare a proxy statement for the stockholders of the Company to be filed with the SEC. Before making any voting decision, the Company's stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company's stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, telephone: (615) 234-5900, or from the Company's website, www.symbion.com.

     Participants in the Solicitation

     Symbion and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. A description of the interests of Symbion's directors and executive officers in Symbion is set forth in the proxy statement for Symbion's 2007 annual meeting of stockholders, which was filed with the SEC on April 3, 2007. Any benefits to be received by Symbion's directors and executive officers in connection with the merger will be described in the definitive proxy statement. Investors and stockholders can obtain additional information regarding the direct and indirect interests of Symbion directors and executive officers in the merger by reading the definitive proxy statement when it becomes available.

     About Symbion, Inc.

     Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of 59 short stay surgical facilities in 23 states. The Company's facilities provide non-emergency surgical procedures across many specialties.

     This press release contains forward-looking statements based on management's current expectations and projections about future events and trends that management believes may affect the Company's financial condition, results of operations, business strategy and financial needs. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will" and similar expressions are generally intended to identify forward-looking statements. These statements, including those regarding the Company's growth and continued success, have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties and other factors that may cause actual results to differ from the expectations expressed in the statements. Many of these factors are beyond the ability of the Company to control or predict. These factors include, without limitation: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against Symbion and others following announcement of the Merger Agreement; (iii) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of stockholder approval and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iv) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (vi) the ability to recognize the benefits of the merger; (vii) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; (viii) the Company's dependence on payments from third-party payors, including government health care programs and managed care organizations; (ix) the Company's ability to acquire and develop additional surgery centers on favorable terms; (x) numerous business risks in acquiring and developing additional surgery centers, including potential difficulties in operating and integrating such surgery centers; (xi) efforts to regulate the construction, acquisition or expansion of health care facilities; (xii) the risk that the Company's revenues and profitability could be adversely affected if it fails to attract and maintain good relationships with the physicians who use its facilities; (xiii) the Company's ability to comply with applicable laws and regulations, including health care regulations, corporate governance laws and financial reporting standards; (xiv) risks related to pending or future heightened regulation of specialty hospitals which could restrict the Company's ability to operate its facilities licensed as hospitals and could adversely impact its reimbursement revenues; (xv) the risk of changes to physician self-referral laws that may require the Company to restructure some of its relationships, which could result in a significant loss of revenues and divert other resources; (xvi) the Company's significant indebtedness; (xvii) the intense competition for physicians, strategic relationships, acquisitions and managed care contracts, which may result in a decline in the Company's revenues, profitability and market share; (xviii) the geographic concentration of the Company's operations, which makes the Company particularly sensitive to regulatory, economic and other conditions in certain states; (xix) the Company's dependence on its senior management; (xx) the Company's ability to enhance operating efficiencies at its surgery centers and to control costs as the volume of cases performed at the Company's facilities changes; (xxi) efforts by certain states to reduce payments from workers' compensation payors for services provided to injured workers; (xxii) risks associated with the practice of some of the Company's centers in billing for services "out-of-network," including the risk that out-of-network payments by some third-party payors may be reduced or eliminated; and (xxiii) other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements contained in this press release, you should not place undue reliance on them. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.


                            SYMBION, INC.
       Unaudited Condensed Consolidated Statement of Operations
               (in thousands, except per share amounts)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
Revenues                                             $77,220  $67,496
Operating expenses:
   Salaries and benefits                              20,838   17,854
   Supplies                                           14,946   12,748
   Professional and medical fees                       4,699    2,808
   Rent and lease expense                              4,690    4,252
   Other operating expenses                            5,779    4,280
                                                     -------- --------
         Cost of revenues                             50,952   41,942
   General and administrative expense                  6,453    6,538
   Depreciation and amortization                       3,098    3,225
   Provision for doubtful accounts                       894      607
   Income (loss) on equity investments                    36     (245)
   Impairment and loss on disposal of long-lived
    assets                                                16       39
   Gain on sale of long-lived assets                     (28)       -
   Proceeds from insurance settlement                   (161)    (410)
   Proceeds from litigation settlement                     -     (588)
                                                     -------- --------
         Total operating expenses                     61,260   51,108
Operating income                                      15,960   16,388
   Minority interests in income of consolidated
    subsidiaries                                      (6,733)  (7,568)
   Interest expense, net                              (1,967)  (1,501)
                                                     -------- --------
Income from continuing operations before income
 taxes                                                 7,260    7,319
Provision for income taxes                             2,831    2,818
                                                     -------- --------
Income from continuing operations                      4,429    4,501
Gain/(loss) from discontinued operations, net of tax    (399)      76
                                                     -------- --------
Net income                                            $4,030   $4,577
                                                     ======== ========

Net income per share - continuing operations:
      Basic                                            $0.20    $0.21
                                                     ======== ========
      Diluted                                          $0.20    $0.20
                                                     ======== ========

Net income per share:
      Basic                                            $0.19    $0.21
                                                     ======== ========
      Diluted                                          $0.18    $0.21
                                                     ======== ========

Weighted average number of common shares
   outstanding and common equivalent shares:
      Basic                                           21,668   21,461
      Diluted                                         22,163   22,135


                            SYMBION, INC.
                Condensed Consolidated Balance Sheets
                        (dollars in thousands)
                             (unaudited)
                                                   March 31, Dec. 31,
                                                     2007      2006
                                                   --------- ---------
                      ASSETS

Current assets:
   Cash and cash equivalents                        $26,593   $26,909
   Accounts receivable, less allowance for
    doubtful accounts                                34,819    34,700
   Inventories                                        8,130     8,070
   Prepaid expenses and other current assets         12,058    13,927
   Current assets of discontinued operations          2,594     3,299
                                                   --------- ---------
      Total current assets                           84,194    86,905
Property and equipment, net of accumulated
 depreciation                                        74,469    76,277
Goodwill                                            315,462   314,980
Investments in and advances to affiliates            16,189    16,463
Other assets                                          2,627     3,079
Long-term assets of discontinued operations           5,720     6,102
                                                   --------- ---------

Total assets                                       $498,661  $503,806
                                                   ========= =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $5,253    $5,145
   Accrued payroll and benefits                       5,800     7,950
   Other accrued expenses                             9,816    13,413
   Current maturities of long-term debt               3,581     2,108
   Current liabilities of discontinued operations     1,486     1,646
                                                   --------- ---------
      Total current liabilities                      25,936    30,262
Long-term debt, less current maturities             129,695   136,533
Other liabilities                                    19,757    18,734
Long-term liabilities of discontinued operations        265       404
Minority interests                                   32,681    32,594
Total stockholders' equity                          290,327   285,279
                                                   --------- ---------

Total liabilities and stockholders' equity         $498,661  $503,806
                                                   ========= =========


                            SYMBION, INC.
                     Supplemental Operating Data
      (dollars in thousands, except per case and per share data)

                                                      Three Months
                                                          Ended
                                                        March 31,
                                                    -----------------
                                                       2007     2006
                                                    -------- --------
Same store statistics (1):
Cases                                                58,869   55,020
Cases percentage growth                                 7.0%     N/A
Net patient service revenue per case                 $1,281   $1,328
Net patient service revenue per case percentage
 growth                                               (3.5)%     N/A
Number of same store surgery centers                     45      N/A

Consolidated statistics - continuing operations:
Cases                                                54,672   50,191
Cases percentage growth                                 8.9%     N/A
Net patient service revenue per case                 $1,343   $1,266
Net patient service revenue per case percentage
 growth                                                 6.1%     N/A
Number of surgery centers operated as of end of
 period (2)                                              56       56
Number of states in which the Company operates
 surgery centers                                         23       22

Revenues - continuing operations:
Net patient service revenues                        $73,425  $63,552
Physician service revenues                            1,330    1,140
Other service revenues                                2,465    2,804
                                                    -------- --------
Total revenues                                      $77,220  $67,496
                                                    ======== ========

Cash flow information - continuing operations:
Net cash provided by operating activities            $6,350   $6,836
Net cash used in investing activities                (1,528) (14,574)
Net cash provided by (used in) financing activities  (5,138)   6,875

Other information:
EBITDA (3)                                          $12,325  $12,045

(1) For purposes of this release, the Company defines same store facilities as those facilities that the Company owned an interest in and managed throughout each of the respective periods shown. The Company has not included the facilities that are reported as discontinued operations. The definition of same store facilities includes non-consolidated facilities and allows for comparability to other companies in the industry.

(2) This data includes nine facilities that the Company managed but in which it did not have an ownership interest.


                            SYMBION, INC.
               Supplemental Operating Data (Continued)

(3) The following table reconciles EBITDA to net cash provided by operating activities - continuing operations:

                                                       Three Months
                                                           Ended
     (in thousands)                                      March 31,
                                                     -----------------
                                                      2007     2006
                                                     -------- --------
     EBITDA                                          $12,325  $12,045
      Depreciation and amortization                   (3,098)  (3,225)
      Interest expense, net                           (1,967)  (1,501)
      Income taxes                                    (2,831)  (2,818)
      Gain/(loss) on discontinued operations, net of
       tax                                              (399)      76
                                                     -------- --------
     Net income                                        4,030    4,577
      Depreciation and amortization                    3,098    3,225
      Non-cash compensation expense                      849    1,092
      Non-cash gains and losses                          (12)    (576)
      Minority interests in income of consolidated
       subsidiaries                                    6,733    7,568
      Income taxes                                     2,831    2,818
      Distributions to minority partners              (6,399)  (5,843)
      Income (loss) on equity investments                 36     (245)
      Provision for doubtful accounts                    894      607
      Changes in operating assets and liabilities,
       net of effects of acquisitions and
       dispositions:
           Accounts receivable                           694     (592)
           Income tax payments                        (4,090)    (600)
           Other assets and liabilities               (2,314)  (5,195)
                                                     -------- --------
     Net cash provided by operating activities -
      continuing operations                           $6,350   $6,836
                                                     ======== ========


     CONTACT: Symbion, Inc.
              Kenneth C. Mitchell, 615-234-5904
              Senior Vice President and Chief Financial Officer